                                                                    EXHIBIT 10.1

                         [Confidential Portions Omitted]

                    Acclaim Entertainment Entertainment, Ltd.
                                  Moreau House
                              112-120 Brompton Road
                                 London SW3 1JJ

                                                     July 17, 2003

BAM Entertainment Limited
Upper Borough Court
Borough Wells
Bath BAl 1Rg

         RE:      ACCLAIM ENTERTAINMENT, INC. -W- BAM ENTERTAINMENT LIMITED

Gentlemen:

         Set forth below are the principal terms and conditions agreed by you and us regarding our exclusive distribution of certain of your videogame titles:

         1. GAME TITLES : The term "Game Titles" means the videogames listed on Schedule "A" attached hereto in the formats listed on Schedule "A" (collectively the "Game Titles").

         2. EXCLUSIVE DISTRIBUTION: We shall act as your sole and exclusive seller and distributor of the Game Titles throughout the PAL territories as such territories are defined in the Sony Computer Entertainment Limited publisher agreement (the "Territory") during the Exploitation Period (as defined below) through any and all means of distribution, whether now known or hereafter devised, including, without limitation, through normal retail channels, through "bundling"sales, through budget sales and compilations, shareware, or to end-users by direct mail or other direct response marketing, and over the air, and by telephone, satellite, cable, and by electronic and digital delivery systems. As the distributor of the Game Titles, we shall undertake the manufacture, sale, distribution and marketing of the Game Titles, In that regard we shall use commercially reasonable efforts to market the Software Products (as defined below) exercised in our good faith business judgement; provided that we have not heretofore made and do not hereby make any representation or warranty with respect to the quantity of sales (if any) of Software Products which we may sell. You recognize and acknowledge that the sale of Software Products is speculative and agree that our judgment and the judgment of our subsidiaries and affiliated companies with regard to the sales of any of the Software Products and with regard to the marketing, promotion, advertising and exploitation of the Software Products shall be binding and conclusive on you.

             (a)  Notwithstanding the foregoing to the contrary:

                  (i) You shall not exploit or allow the exploitation or distribution of any of the Game Titles through OEM type sales for at least 9 months following our release of such Game Title in the Territory.

         3. DEVELOPMENT: You shall complete the development of the Game Titles at your sole expense. The Game Title "Ice 9" shall be subject to our approval as complying with the approved Game Design Document and Technical Design Documents for such Game Title. Each Game Title shall be , developed to operate on the appropriate television formats in the Territory (i.e. PAL, etc.). Each Game Title shall be localized for the country in which it is being released, however the extent of the localization for each Game Title shall be hereafter discussed, provided that each Game Title shall be shall have "in text" localizations for the following languages: English, French, German, Spanish. You shall be responsible for obtaining the approval by the applicable hardware manufacturer of each Game Title, including, without limitation, concept approval, and, upon request, you shall provide us with documentation thereof. We shall have the right to approve the PC skus prior to manufacture.

         4. EXPLOITATION PERIOD: The Exploitation Period for each Game Title, other than the Game Titles Samurai Jack, Dexter's Laboratory and Power Puff Girls, shall be for a period of 3 years from the release of each such Game Title. The Exploitation Period for the Game Title Samurai Jack, Dexter's Laboratory and Power Puff Girls shall be as follows: Samurai Jack shall be through June 30, 2004, Dexter's Laboratory shall be through April 30, 2005 and Power Puff Girls through November 30, 2005.

         5. DELIVERY DATE: The gold master for each completed version of each Game Title shall be delivered to us at least 4 weeks prior to the release date for such version of the Game Title as reflected on Schedule "A" attached hereto (the "Delivery Date"). The terms "Delivery" and "Delivered" shall mean the physical transfer to us of the fully debugged software for each version of each Game Title as such software is ultimately approved by the applicable hardware manufacturer without any need for resubmission due to any bug or bugs and ready for manufacture. Notwithstanding the foregoing, the PC Game Titles and the Game Title "Ice 9" are to be approved by us as provided herein. For purposes of clarification it is understood that if you deliver the software for a Game Title which software is thereafter not approved by us or the applicable manufacturer, then such version of such Game Title shall not be deemed Delivered.

         6.       MINIMUM GUARANTEE, ADVANCE AND NET MONIES:

                  (a)Minimum Guarantee: We shall guarantee to pay you a minimum of [*] the sale and exploitation of the Game Titles. We shall pay you advances ("Advances") against such Minimum guarantee as follows:

                           (i) $[*] on execution of this letter of intent
('LOI");

                           (ii) $[*] not later than August 8, 2003;

________________

*Confidential portion omitted and filed separately with the Commission.

                           (iii) $[*] not later than August 29, 2003;

                           (iv) $[*] not later than September 5, 2003;

                           (v) $[*] within 2 days following the Delivery to
us of the gold masters for all versions of the Wallace & Gromit Game Title;

                           (vi) $[*] within 7 days following our shipment of
all versions of the Wallace & Gromit Game Title in the United Kingdom;

                           (vii) $[*] per month commencing October, 2003 and
ending February, 2004; provided that at such point in time as the Minimum Guarantee as set forth in paragraph 6(a) has been paid through Advances and Net Monies, the payments pursuant to this paragraph 6(a)(vii) shall cease;

                           (viii) Within 7 days following the shipment of any
version of a Game Title to us, other than Wallace & Gromit, we will pay to you as an Advance against the Minimum Guarantee [*] of the estimated Net Receipts to be payable to you from the initial shipment of the Game Title in the Territory, less any Advances previously paid to you pursuant to paragraphs 6(a)(i) through (vii). Within 7 days following the shipment of all versions of the Wallace & Gromit Game Title, we will pay to you as an Advance against the Minimum Guarantee [*] of the estimated Net Receipts to be payable to you from the initial shipment of the Game Title in the Territory in excess of [*] units of such Game Title, less any Advances previously paid to you pursuant to paragraphs 6(a)(i) through (vii).

                  (b) Each guarantee payment set forth above, shall be recoupable on a fully cross-collateralized basis against all Net Monies payable to you hereunder.

                  (c) Notwithstanding anything contained herein to the contrary:

                           (i) In the event that a version of a Game Title is
canceled, then the Minimum Guarantee shall be reduced by the guarantee payment opposite such version of such Game Title on Schedule "A" and the guarantee payment for such canceled version of such Game Title, if paid, shall be recoupable from subsequent payments of the Minimum Guarantee or returned to us at our election.

                           (ii) In the event that the concept for a version of a
Game Title is not approved by the applicable hardware manufacturer, then we shall have right to terminate the agreement with respect to such version of such Game Title and reduce the Minimum Guarantee by the amount set forth on Schedule "A" opposite such version of such Game Title as the guarantee payment for such version of such Game Title, provided if at such point we have, after taking into consideration such reduction, paid you the full Guarantee, you shall return to us any overpayment for such terminated Game Title.

                           (iii) In the event that a Game Title, or version
thereof, is not delivered to us by the Delivery Date, then we shall have the right to terminate such Game Title, or version thereof, at our election, which it may exercise at any time following your failure to timely Deliver such Game Title or version thereof. If we terminate the Game Title or version thereof, then the Minimum Guarantee shall be reduced by the amount set forth on Schedule "A" opposite such version of such Game Title (or for all

________________

*Confidential portion omitted and filed separately with the Commission.

versions if we cancel the Game Title) as the guarantee payment for such version of such Game Title, provided if at such point we have, after taking into consideration such reduction, paid you the full Guarantee, you shall return to us any overpayment for such terminated Game Title.

                           (iv) In the event that you fail to Deliver any
version of any Game Title to us by the Delivery Date therefor, then the guarantee payment opposite such version of such Game Title on Schedule "A" otherwise payable to you shall be reduced by [*] percent for each thirty day period (or portion thereof) thereafter in which you are late in Delivery to us of such version of such Game Title or we may terminate our obligation to release such version of such Game Title and the Minimum Guarantee shall be reduced by the amount set forth on Schedule A opposite such version of the Game Title as the guarantee payment for such version of such Game Title. All such amounts as described above may be deducted from payments to be made to you hereunder. Notwithstanding the foregoing to the contrary, we shall have no right to reduce the guarantee on any Game Title as provided in this paragraph 6 (c)
(iv), if at the time of such reduction the Minimum Guarantee, as provided in paragraph 6(a), has already been paid to you.

                  (d) (i) On sales of Software Products we shall pay you the following:

                                   (A) Console: [*]% of Net Receipts.

                                   (B) Handheld cartridge: [*]% of Net Receipts.

                                   (C) PC: [*]% of Net Receipts.

                           (ii) We shall hereafter mutually agree a royalty with
respect to our exploitation of a Game Title by electronic distribution.

                           (iv) Notwithstanding any of the foregoing to the
contrary:

                                   (A) you shall be paid [*]% of Net Receipts
on Software Products sold in the form of Console or Handheld products for less than an amount equal to the cost of goods, plus royalties to the hardware vendors and freight and handling charges plus [*]% of such amount but more than an amount equal to the cost of goods plus freight and handling charges plus royalties to the hardware vendor.

                                   (B) you shall be paid [*]% of Net Receipts
on Software Products sold in the form of CD Roms for PCs for less than an amount equal to the cost of goods and freight and handling charges plus [*]% of such amount but more than an amount equal to the cost of goods plus freight and handling charges.

                           (iv) Notwithstanding any of the foregoing to the
contrary, no monies shall be payable to you on Software Products which are:

                                   (A) furnished on a so-called "no charge
basis" or sold as "cut-outs" or

________________

*Confidential portion omitted and filed separately with the Commission.

"scrap";

                                    (B) sold in the form of Console or Handheld
products for less than our cost of goods (manufacture and royalty payments to the hardware vendors) plus freight and handling charges.

                                    (C) sold in the form of PC products for less
than our cost of goods plus freight and handling costs.

         7. ACCOUNTINGS: We shall send statements as to Net Monies payable to you hereunder to you within sixty (60) days following the end of each quarterly calendar period for such preceding quarterly period together with payment of accrued Net Monies, if any, earned by you hereunder during such quarterly period less all advances and/or guarantee payments previously made to you hereunder. We shall have the right to retain, as a reserve against charges, credits, or returns, such portion of accrued Net Monies as shall be reasonable in our best business judgment, provided that such reserve shall not exceed
[*] percent [*] of such accrued Net Monies and, further, that each such reserve shall be liquidated within four (4) accounting periods after such reserve is first established.

         8. MARKETING: You and we shall coordinate marketing and public relations relating to the Game Titles. You shall assist us in relationships with your licensors. You will communicate all co-op marketing activities relating to the Games Titles to us. You shall provide us with details with respect to marketing support provided with respect to the Game Titles by the applicable hardware manufacturers, and pass on to us all financial marketing commitments with respect to the Game Titles paid to you by such hardware manufacturers.

         9. CURRENT SALES: You will communicate all current sales activities relating to the Game Titles to us.

         10.      Not used.

         11. ADDITIONAL VIDEOGAME TITLES: You and we may mutually agree to add additional videogame titles to the agreement without increasing the Minimum Guarantee.

         12. SUBSTITUTION OF X-BOX DEVELOPMENT FOR GAMECUBE: You and we shall discuss the cessation of the development of GameCube versions of Game Titles and the substitution of X-Box versions therefor.

         13. CURE CLUASE: Neither party shall be deemed to be in breach of any of its obligations hereunder unless and until it shall have been given specific written notice (delivered in the manner permitted pursuant to Paragraph 14 below) of the nature of such breach and it shall have failed to cure such breach within thirty (30) days except 5 days with respect to money breaches) after receipt of such written notice.

         14. NOTICES: All notices, statements and/or payments to be given to the parties hereunder shall be addressed to the parties at the addresses set forth on the first page hereof or at such other address as the parties shall designate in writing from time to time. All notices shall be in writing and shall either be served by personal delivery (to an officer of each company), mail, or facsimile (if confirmed, by mail or

________________

*Confidential portion omitted and filed separately with the Commission.

personal delivery of the hard copy), all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when personally delivered, all charges prepaid, or on the date five (5) days following the date of mailing, except that notices of change of address shall be effective only after the actual receipt thereof. Copies of all notices to Acclaim should be sent to Acclaim at its address set forth above, attention: Office of the President, and to Fischbach, Perlstein & Lieberman, LLP, 1875 Century Park East, Suite 850, Los Angeles, CA 90067, Attention: Bernard J. Fischbach.

         16. PARENT GUARANTEES: It is a condition of this agreement that Acclaim Entertainment, Inc. execute a guarantee in favor of BAM Entertainment Limited in the form attached hereto as Exhibit A-l and that BAM Entertainment, Inc. execute a guarantee in favor of Acclaim Entertainment, Ltd in the form attached hereto as Exhibit A-2.

         15.      DEFINITIONS:

                  (a) "Net Monies" shall mean monies payable to you, other than Advances, in connection with our sale and exploitation of Software Products.

                  (b) "Net Receipts" shall mean all monies actually received by us from its customers on sales of Software Products embodying the Game Titles less (i) any and all excise, sales, value added or comparable or similar taxes; and (ii) freight and similar third party handling charges paid or payable by us (but no more $1.50 per unit); (iii) returns, discounts, allowances or credits (inclusive of discounts and allowances);.

                  (c)The term "Software" means the fully-debugged computer software embodying a Game Title containing full and complete computer code, including source code, assembly code, object code and all data files and other files as are necessary for such computer software to achieve its functional purpose whereby data and visual images, with or without sound, can be manipulated, communicated, reproduced and/or perceived directly or with the aid of a machine or device, whether now known or hereafter developed.

                  (d) The term "Software Device" means any device, whether now known or unknown, on or by which computer software and its associated visual images, with or without sound, may be embodied or recorded for later operation, manipulation or communication to users, including without limitation semiconductor devices, magnetic discs (whether floppy or otherwise) of any size, tapes, cartridges, compact discs, boards, cassettes, or other prerecorded devices whatsoever existing now or later developed by which a computer or video game can be perceived, reproduced or, otherwise communicated directly or with the aid of a machine or device.

                  (e) The term "Software Product(s)" means Software Devices embodying the Software.

                                   END OF PAGE

The balance of the agreement would be on our standard form distribution agreement, embodying the above terms and conditions as well as customary provisions regarding accounting and audit matters, approvals, warranties and representations, indemnification, etc., subject to such changes as the parties may agree after good faith negotiation. The parties agree that they will use their commercially reasonable efforts to conclude the formal distribution agreement by no later than August 8, 2003 but until such date this agreement shall be deemed a binding agreement provided that that this agreement shall be deemed to include normal and customary accounting provisions, warranties and representations, indemnification provisions and other usual and customary terms contained in a distribution agreement.

                                                Sincerely,
                                               Acclaim Entertainment, Limited

                                                By /s/ Simon Hosken
                                                   --------------------------
Agreed and Accepted

BAM Entertainment Limited

By /s/ Anthony Williams
  -----------------------

                                  SCHEDULE "A"

             Title                Format       Release Date         Guarantee
The Powerpuff Girls: Relish        GC       26th September          $   [*]
Rampage                                     2003

Ed, Edd n Eddy: Jawbreakers!       GBA      26th September          $   [*]
                                            2003

Ice Nine                           GBA      12th March 2004         $   [*]
Ice Nine                           Xbox     12th March 2004         $   [*]
Ice Nine                           PS2      12th March 2004         $   [*]

Wallace & Gromit in Project Zoo    PS2      26th September          $   [*]
                                            2003
Wallace & Gromit in Project Zoo    PC       17th October 2003       $   [*]
Wallace & Gromit in Project Zoo    Xbox     26th September          $   [*]
                                            2003
Wallace & Gromit in Project Zoo    GC       26th September          $   [*]
                                            2003

Carmen San Diego                   PS2      28th November 2003      $   [*]
Carmen San Diego                   GC       28th November 2003      $   [*]

Samurai Jack                       GBA      26th September          $   [*]
                                            2003

Dexter's Laboratory                PS2      28th November 2003      $   [*]
Dexter's Laboratory                GC       28th November 2003      $   [*]

Sound of Thunder                   PS2      26th March 2004         $   [*]
Sound of Thunder                   Xbox     26th March 2004         $   [*]
Sound of Thunder                   GBA      26th March 2004         $   [*]

                                            Total                   $   [*]

________________

*Confidential portion omitted and filed separately with the Commission.